Exhibit 99.1

Press Release

FOR RELEASE: December 19, 2019

Apogee Enterprises CFO James Porter to Retire from Company in 2020

MINNEAPOLIS, MN, December 19, 2019 – Apogee Enterprises, Inc. (Nasdaq: APOG) today announced the planned retirement of James S. Porter, the company’s Executive Vice President and Chief Financial Officer, after a 22 year career with the company, including over 14 years as CFO. Apogee is beginning a search for its next CFO and has retained an executive search firm to assist in the process. Porter will continue in his current role until a successor is appointed.

“Jim has been a key part of Apogee’s leadership for over two-decades and I am grateful for his leadership and partnership,” said Joseph F. Puishys, Chief Executive Officer. “On behalf of Apogee’s Board and management team, I thank Jim for his dedication and many valuable contributions during his career at Apogee and I wish him all the best in his retirement. We are committed to identifying a highly qualified successor in the coming months and to facilitating a successful leadership transition.”

“I am thankful for the opportunity to have been a part of Apogee and it has been a privilege to work alongside such a talented team. I wish the company continued success in the future and I am committed to ensuring a smooth transition as I retire,” Porter said.

About Apogee Enterprises, Inc.

Apogee Enterprises, Inc. (Nasdaq: APOG) delivers distinctive solutions for enclosing commercial buildings and framing art. Headquartered in Minneapolis, MN, we are a leader in architectural products and services, providing architectural glass, aluminum framing systems and installation services for buildings, as well as value-added glass and acrylic for custom picture framing and displays. For more information, visit www.apog.com.

Contact:

Jeff Huebschen

Vice President, Investor Relations & Communications

952.487.7538

ir@apog.com